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                                                                  EXHIBIT 10.30a




February 1, 2000


Mr. Burton August Sr.
3221 S. Ocean Blvd.
Building 2, Apartment 808
Highland Beach, FL 33487


         Re:  MMB #27 - Troy, New York


Dear Burt,

Please be informed that Monro Muffler / Brake, Inc. is exercising it's option to cancel the above referenced Lease per the November 1, 1993 Lease Amendment, a copy of which is enclosed for your convenience.

In accordance with page 2 of the 1993 Lease Amendment, Monro Muffler will continue to pay, without reimbursement, rent utilities, taxes, insurance and other costs of occupancy through the earlier of July 31, 2000 or the day the premises are released "Rent Expiration Date"). Following the "Rent Expiration Date," Monro Muffler / Brake, Inc. will continue to pay rent, utilities, taxes, insurance and other costs of occupancy subject to reimbursement by A, A, & L for these out of pocket expenses. In addition, Monro Muffler / Brake, Inc. and A, A, & L agreed to use "Best Joint Efforts" to Lease the vacated property to a third party. At your request, we will place signage in the facility in an attempt to effectuate a lease or sale of the property. I am not sure if Operations will continually operate the business through July 31, 2000 or choose to close the facility and transfer the Manager and Technicians to other shops. I will keep you posted as to our intent in this regard as soon as that decision is made.

Please contact me with any questions or comments.

Very truly yours,



Thomas M. Aspenleiter
Vice President Real Estate


CC:  David Dworkin - via facsimile


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